UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 12, 2009

GENERAL MOTORS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	38-0572515
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On March 12, 2009, General Motors Corporation (“GM”) announced that the members of the Canadian Auto Workers had ratified an agreement (the “2009 CAW Agreement”) with General Motors of Canada Limited (“GM Canada”) intended to reduce manufacturing costs in Canada by significantly closing the competitive gap with Japanese automakers in the United States on active employee labor costs and substantially reducing GM Canada’s legacy costs through introducing co-pays for health benefits, increasing employee healthcare cost sharing, freezing pension benefits, and eliminating cost of living adjustments to pensions for retired hourly workers. The 2009 CAW Agreement is conditioned on GM Canada receiving financial support from both the Federal and Provincial Governments. In addition, GM announced that it had advised the Presidential Task Force on the Auto Industry that it would not need the $2 billion of funding for the month of March that it had previously requested.

On March 17, 2009, GM announced that its annual meeting of stockholders will be held on August 4, 2009, in Detroit. The record date for the annual meeting will be June 12, 2009. GM also announced that in recognition of the later date for the annual meeting, it had reopened the periods for submitting stockholder proposals under Rule 14a-8 promulgated under the Exchange Act of 1934, as amended, and for giving notice of nominations to the Board of Directors or other matters to be raised at the annual meeting, under GM’s bylaws. The deadline for submitting Rule 14a-8 stockholder proposals will be March 31, 2009, and for notice of nominations or other annual meeting topics will be April 6, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS CORPORATION (Registrant)

March 19, 2009		/s/ Nicholas S. Cyprus
(Date)	By:	Nicholas S. Cyprus
Controller and Chief Accounting Officer